Exhibit 99.1

News release

TREX COMPANY REPORTS Solid first QUARTER 2026 RESULTS

Launches Five Long-Term Strategic Priorities

Well Positioned Heading Into Peak Deck-Building Season with Recent Home Center Stocking Wins

Executes and Expands Significant Share Repurchase Program

Reaffirms Full Year 2026 Guidance

First Quarter Financial Highlights

•
Net sales of $343 million
•
Gross margin of 40.5%
•
Net income of $61 million and diluted earnings per share of $0.58
•
Adjusted net income of $62 million and adjusted diluted earnings per share of $0.59
•
Adjusted EBITDA of $103 million

WINCHESTER, Va. –May 7, 2026– Trex Company, Inc. [NYSE:TREX], the world’s largest manufacturer of wood-alternative composite decking and railing, and a leader in high-performance, low-maintenance outdoor living products, today announced financial results for the first quarter of 2026.

Commenting on the quarter, Adam Zambanini, President and CEO, said, “We entered 2026 with strong momentum and a renewed sense of energy and excitement driving the entire organization forward. During the quarter, Trex delivered solid results driven primarily by positive performance in our premium decking portfolio and supported by recent shelf space wins in retail. The Company also delivered strong margins, reflecting product mix, operational efficiencies and cost discipline.”

“During the quarter, we began to take decisive actions aligned with our new long-term strategic priorities, positioning the Company to return to above-industry growth through unmatched innovation, enhanced execution, and renewed investment in our brand, marketing, and customer experience.

Long-Term Strategic Priorities

Trex recently launched five priorities to define a focused, durable path to long-term profitable growth and increased shareholder value:

1.
Create an Unbreakable Bond with End Users: Deepen brand preference and loyalty across consumers, contractors, and pros through superior marketing, product experience, and service.

2.
Launch High‑Performance Innovation: Continue to expand Trex’s leadership in material science and performance through products that represent the next generation of outdoor living solutions.

3.
Optimize Channels for Growth: Strengthen distribution effectiveness and ensure Trex products are readily available across retail, dealer, and pro channels to drive above-market growth.

4.
Lower the Cost of Railing: Drive cost efficiencies and design advancements to enhance margin structure and accelerate share gains in this fast‑growing product line.

5.
Growth Enablement: Invest in the foundation – culture, technology, and talent – that powers sustainable growth. We’re strengthening our organization by aligning around accountability, upskilling for digital and commercial excellence, and fostering an innovation‑driven culture that empowers teams to act with speed and discipline.

“As I noted last quarter, driving growth through innovation remains a key priority. Our recently launched PVC decking product is performing well, leading us to expand into geographies beyond our initial West Coast rollout. The fire-rated product category represents an attractive market opportunity, and we are committed to competing aggressively to capture share in this and other potential growth areas through unmatched product innovation.

“Our refined incentive and marketing programs have been very well received by our channel partners further strengthening these valued relationships. We also are excited about the next phase of our consumer- and pro-focused marketing campaign centered around our “Performance-Engineered for Your Life Outdoors™” brand platform, which launched in May 2025. As we move forward, the Trex brand and our value proposition will become increasingly visible and strategically positioned, with the impact of these programs further enhanced by our investment in digital tools. In the first quarter our digital metrics showed consistent growth across key leading indicators, with high‑intent behaviors meaningfully outpacing overall traffic, signaling more deliberate consumer engagement,” noted Mr. Zambanini.

Q1 2026 Financial Summary

All financial results comparisons made are against the prior-year period unless otherwise noted:

Net sales were $343 million compared to $340 million, an increase of 1%, due to positive price/mix in the quarter.

Gross profit was $139 million with gross margin of 40.5%, compared to gross profit of $138 million and gross margin of 40.5%. There were no adjustments to this year’s gross profit while last year’s adjusted gross profit, which excluded railing conversion costs of approximately $4 million, was $142 million. A favorable mix of higher margin premium decking boards and margin improvement from continued operational excellence programs helped to offset a $4M increase in depreciation expenses related to our Little Rock production facility. The Company experienced no impact on gross margins related to increased oil prices during the quarter.

Selling, general, and administrative expenses were $56 million, representing 16.2% of net sales, compared to $56 million, or 16.5% of net sales in the prior year. Excluding digital transformation costs and Arkansas facility start-up expenses of $1.2 million and $1.5 million, SG&A was $54 million and $55 million, respectively. The Company continued to increase its investment in branding and marketing programs to drive future growth. Other expenses, including personnel and healthcare related expenses, were lower than expected due to cost containment and timing.

Net income was $61 million, or $0.58 per diluted share, compared to net income of $60 million, or $0.56 per diluted share in the prior year. Adjusted net income was $62 million, with adjusted diluted EPS of $0.59, compared to adjusted net income of $64 million with adjusted diluted earnings per share of $0.60.

Adjusted EBITDA of $103 million compared favorably to an adjusted EBITDA of $101 million in the prior year.

Free cash flow was ($143) million, a 39% improvement from last year, reflecting effective management of working capital and lower capital expenditures as we finish the new Little Rock facility.

During the quarter, the Company authorized significant share repurchase programs including a $100 million ASR program and $50 million of additional discretionary repurchases as part of an existing share repurchase authorization. The Company intends to complete the $150 million repurchase program in the second quarter. Share repurchases remain a key aspect of the Company’s capital allocation strategy.

New Developments & Recognitions

•
Launched Refuge™ Decking, an ignition resistant PVC decking line, across select markets in the West, New England and Mid-Atlantic.

•
Named Green Builder Media’s Sustainable Brand leader in the decking category for the 16th consecutive year. Trex® Refuge™ was also selected by Green Builder editors as one of the most sustainable products of the year for 2026.

•
Named One of America’s Most Trustworthy Companies. Trex was named to Newsweek’s list of the Most Trustworthy Companies in America 2026.

•
Named America’s Most Trusted® Outdoor Decking for sixth consecutive year, according to a nationwide study by Lifestory Research.

•
Trex Innovation Earned Top Industry and Global Design Honors. Trex Select® Decking and Signature® X-Series™ Railing recognized for performance and versatility.

Summary & Outlook

“We continue to anticipate the overall R&R market to be down to flat this year and are closely monitoring any impact on consumer confidence from the ongoing conflict in the Middle East. First quarter financial results were consistent with the cadence we anticipated for the year, with the typical seasonality of the business reflected in both revenue and margins. Additionally, the first quarter reflects continued execution on our commitment to returning capital to shareholders,” said Prith Gandhi, Senior Vice President and Chief Financial Officer.

Based on current visibility, the Company is reaffirming its full year 2026 guidance, shown in the table below, with revenue ranging from $1.185 billion to $1.23 billion and adjusted EBITDA ranging from $315 million to $340 million. The Company also provided second quarter revenue guidance in the range of $388 to $403 million.

The Company expects robust free cash flow generation this year, supported by a meaningful reduction in capital expenditures relative to 2025, as the peak investment phase of the Arkansas campus build-out transitions to an operational phase. Capital expenditure guidance for 2026 is $100 million to $120 million, down from $224 million in 2025. As construction winds down, The Company expects another meaningful increase in free cash flow in 2027 and beyond as capital expenditures return to maintenance levels of roughly 5 to 6% of revenue.

In addition to the execution of its $150 million share repurchase program, the Board of Directors authorized a 10 million share increase to the Company’s existing share repurchase program,

bringing the total potential shares available for repurchase to approximately 13% of Trex’s outstanding shares at the end of the quarter.

Full Year 2026 Guidance
	Low	High
Net sales	$1.185B	$1.230B
Adjusted EBITDA	$315M	$340M
Depreciation and amortization	~$85M
SG&A	~18% of net sales
Interest expense	$8M	$10M
Effective tax rate	25.5%	27.0%
CapEx	$100M	$120M

Q2 2026 Guidance
	Low	High
Net sales	$388M	$403M

Conference Call & Webcast Information

Trex will hold a conference call to discuss its first quarter 2026 results on Thursday, May 7, 2026, at 8:00 a.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call, and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 1Q26 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available within 24 hours of the call on the Trex website. The audio replay will be available for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures, adjusted gross profit, adjusted net income, adjusted diluted earnings per share, earnings before interest, income taxes, depreciation and amortization (EBITDA), adjusted EBITDA and free cash flow. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Non-GAAP Reconciliation Tables

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit

	Three Months Ended March 31,
TREX COMPANY, INC.	2026	2025
	($ in thousands)
Gross profit	$139,022	$137,731
Railing conversion	-	3,826
Adjusted gross profit	$139,022	$141,557

Reconciliation of GAAP Net Income to Adjusted Net Income

TREX COMPANY, INC.	Three Months Ended March 31,
	2026	2025
	($ in thousands)
Net Income	$61,403	$60,434
Railing conversion	—	3,826
Digital transformation	1,014	452
Arkansas start up	226	1,085
Income tax effect*	(327)	(1,383)
Adjusted Net Income	$62,316	$64,414
Diluted earnings per share	$0.58	$0.56
Adjused diluted earnings per share	$0.59	$0.60

* Income tax effect calculated using the effective tax rate for the applicable period

Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
TREX COMPANY, INC.	2026	2025
	($ in thousands)
Net Income	$61,403	$60,434
Interest expense, net	—	76
Income tax expense	22,102	21,153
Depreciation and amortization	18,371	14,249
EBITDA	$101,876	$95,912
Railing conversion	—	3,826
Digital transformation	1,014	452
Arkansas start up	226	1,085
Adjusted EBITDA	$103,116	$101,275

Reconciliation of GAAP Cash from Operations to Free Cash Flow

TREX COMPANY, INC.	Three Months Ended March 31,
	2026	2025
	($ in thousands)
Net cash (used in) operating activities	$(118,425)	$(154,013)
Expenditures for property, plant, and equipment	(23,105)	(79,486)
Purchased intangibles	(1,852)	(635)
Free cash flow	$(143,382)	$(234,134)

GAAP Financial Statement Tables

TREX COMPANY, INC. Condensed Consolidated Statements of Comprehensive Income (In thousands, except share and per share data)
	Three Months Ended March 31,
	2026	2025
	(Unaudited)
Net sales	$343,403	$339,993
Cost of sales	204,381	202,262
Gross profit	139,022	137,731
Selling, general and administrative expenses	55,517	56,068
Income from operations	83,505	81,663
Interest expense, net	—	76
Income before income taxes	83,505	81,587
Provision for income taxes	22,102	21,153
Net income	$61,403	$60,434
Basic earnings per common share	$0.58	$0.56
Basic weighted average common shares outstanding	105,058,351	107,180,665
Diluted earnings per common share	$0.58	$0.56
Diluted weighted average common shares outstanding	105,132,511	107,284,084
Comprehensive income	$61,403	$60,434

TREX COMPANY, INC. Condensed Consolidated Balance Sheets (In thousands, except share data) (unaudited)
	March 31,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$4,492	$3,807
Accounts receivable, net	326,928	48,091
Inventories	229,580	238,665
Prepaid expenses and other assets	19,031	19,843
Total current assets	580,031	310,406
Property, plant and equipment, net	1,054,824	1,049,733
Operating lease assets	51,404	52,632
Goodwill and other intangible assets, net	32,906	31,529
Other assets	10,649	9,141
Total assets	$1,729,814	$1,453,441
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$65,941	$34,759
Accrued expenses and other liabilities	112,739	77,030
Accrued warranty	5,221	5,416
Line of credit	382,500	133,500
Total current liabilities	566,401	250,705
Deferred income taxes	85,833	85,833
Operating lease liabilities	40,138	41,755
Non-current accrued warranty	25,121	24,324
Other long-term liabilities	16,560	16,560
Total liabilities	734,053	419,177
Stockholder's equity:
Preferred stock,$0.01 par value, 3,000,000 shares authorized;	—	—
Common stock, $0.01 par value, 360,000,000 shares authorized; 141,280,582 and 141,208,139 shares issued and 103,898,577 and 105,737,266 shares outstanding at March 31, 2026 and December 31, 2025, respectively	1,413	1,412
Additional paid-in capital	136,183	155,316
Retained earnings	1,851,250	1,789,847
Treasury stock, at cost, 37,382,005 and 35,470,873 shares at March 31, 2026 and December 31, 2025, respectively	(993,085)	(912,311)
Total stockholders' equity	995,761	1,034,264
Total liabilities and stockholders' equity	$1,729,814	$1,453,441

TREX COMPANY, INC. Condensed Consolidated Statements of Cash Flows (In thousands)
	Three Months Ended March 31,
	2026	2025
	(unaudited)
Operating Activities
Net income	$61,403	$60,434
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	18,371	14,249
Stock-based compensation	2,634	2,313
(Gain) on disposal of property, plant and equipment	(45)	(57)
Other non-cash adjustments	117	117
Changes in operating assets and liabilities:
Accounts receivable	(278,838)	(302,708)
Inventories	9,086	30,863
Prepaid expenses and other assets	(523)	2,161
Accounts payable	31,300	4,187
Accrued expenses and other liabilities	15,963	15,278
Income taxes receivable/payable	22,107	19,150
Net cash used in operating activities	(118,425)	(154,013)

Investing Activities
Expenditures for property, plant and equipment	(23,105)	(79,486)
Purchased intangibles	(1,852)	(635)
Proceeds from sales of property, plant and equipment	45	156
Net cash used in investing activities	(24,912)	(79,965)

Financing Activities
Borrowings under line of credit	314,000	257,047
Principal payments under line of credit	(65,000)	(15,700)
Repurchases of common stock	(82,826)	(4,008)
Unsettled accelerated share repurchase	(20,000)	—
Proceeds from employee stock purchase and option plans	286	300
Financing costs	(2,438)	10
Net cash provided by financing activities	144,022	237,649
Net increase in cash and cash equivalents	685	3,671
Cash and cash equivalents at beginning of period	3,807	1,292
Cash and cash equivalents at end of period	$4,492	$4,963

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the company is the world’s #1 brand of sustainable, wood-alternative decking and railing, and a leader in high performance, low-maintenance outdoor living products. Boasting the industry’s strongest distribution network, Trex sells products through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking^ for the past 6 years (2021-2026). The company also holds a place on Barron’s list of the 100 Most Sustainable U.S. Companies (2024 and 2025), was named one of America’s Most Responsible Companies 2024 by Newsweek, ranked as one of the 100 Best ESG Companies by Investor’s Business Daily, and named the Sustainable Brand Leader in the decking category by Green Builder Media for the 16th consecutive year. For more information, visit Trex.com.

^Trex received the highest numerical score in the proprietary Lifestory Research 2021-2026 America’s Most Trusted® Outdoor Decking studies. Study results are based on experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products, including fire-rated and PVC decking products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; the Company’s ability to obtain raw materials, including scrap polyethylene, wood fiber, and other materials used in making our products, at acceptable prices; increasing inflation, oil prices, and tariffs in the macro-economic environment; the Company’s ability to maintain product quality and product performance at an acceptable cost; the Company’s ability to increase throughput and capacity to adequately match supply with demand; the level of expenses associated with warranty claims, product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of current and upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics and geopolitical conflicts, including the ongoing conflict in the Middle East and its potential effect on consumer confidence; risks associated with the Company’s digital transformation initiatives and related costs; risks associated with the startup, construction, and operational transition of the Company’s Arkansas facility; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Lee Coker

VP, Corporate Development & Investor Relations

540-542-6321

Eric Prouty

Casey Kotary

ADVISIRY Partners

212-750-5800

eric.prouty@advisiry.com

casey.kotary@advisiry.com